Exhibit 99.1

March 24, 2006

Mr. Steve M. Lamon
Audit Committee Chairman
Protein Polymer Technologies, Inc.
10655 Sorrento Valley Road
San Diego, CA 92121

In planning and performing our audit of the financial statements of Protein Polymer Technologies, Inc. as of December 31, 2005, we considered the company’s internal control in order to determine our auditing procedures for the purpose of expressing an opinion on the financial statements and not to provide assurance on internal control. However, we noted certain matters involving internal control and its operation that we consider to be significant deficiencies or material weaknesses under standards of the Public Company Accounting Oversight Board (PCAOB). A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.

A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
The following significant deficiencies were noted that we believe to be material weaknesses:

•	Inadequate segregation of duties in the areas of approving invoices and initiating wire transfers.

•
Insufficient personnel resources and technical accounting expertise within the accounting function to resolve non-routine or complex accounting matters. Specifically, the Company did not maintain personnel with an appropriate level of accounting knowledge, experience and training in the selection, application and implementation of GAAP and SEC requirements commensurate with the Company’s financial reporting requirements.

•	Ineffective controls over period end financial close and reporting processes.

•	Inadequate procedures for appropriately identifying, assessing and applying accounting principles.

This letter is intended solely for the information and use of the Audit Committee, management, and others within the organization and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Peterson & Co., LLP

Peterson & Co., LLP
San Diego, California